UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 16, 2010

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

OHIO

(State or Other Jurisdiction of Incorporation)

001-33653	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center
38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of Principal Executive Offices)	(Zip Code)

(800) 972-3030

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) As previously reported, on September 24, 2009, the Board of Directors of Fifth Third Bancorp amended the compensation of its senior executive officers in order to comply with the Interim Final Rule on TARP Standards for Compensation and Corporate Governance issued in June 2009 by the U.S. Department of the Treasury. The Board also approved salary adjustments for certain senior executive officers, with approved increases to be paid in the form of cash and phantom stock units.

The Compensation Committee of the Board of Directors has approved changes to the settlement provisions with respect to the phantom stock issued to senior executive officers pursuant to Fifth Third Bancorp’s 2008 Incentive Compensation Plan. Phantom stock units earned on or before June 12, 2010 will continue to be settled in cash on the earlier to occur of June 15, 2011 or the executive’s death. Except in the case of the executive’s prior death, any phantom stock units earned on or after June 13, 2010 will be settled in cash with 50% being settled on June 15, 2012 and 50% being settled on June 15, 2013. In the event of the executive’s death, any unsettled phantom stock units earned on or after June 13, 2010 would be settled in cash in their entirety upon the executive’s death.

The Agreement Regarding Portion of Salary Payable in Phantom Stock Units previously entered into between Fifth Third Bancorp and each of these executives will be amended accordingly.

Item 5.07	Submission of Matters to a Vote of Security Holders

On April 20, 2010, Fifth Third Bancorp held its Annual Meeting of Shareholders for which the Board of Directors solicited proxies. At the Annual Meeting, the shareholders voted on the following proposals stated in the Proxy Statement dated March 10, 2010, which is incorporated by reference herein.

The proposals voted on and approved or disapproved by the shareholders at the Annual Meeting were as follows:

1.	Election of all of the Board of Directors to serve until the Annual Meeting of Shareholders in 2011.

	Number of Common Shares
Summary of Votes	For	Withheld
Election of Board of Directors:
Darryl F. Allen	574,372,204	24,510,524
Ulysses L. Bridgeman, Jr.	588,796,749	10,085,979
Emerson L. Brumback	588,548,086	10,334,642
James P. Hackett	588,776,539	10,106,189
Gary R. Heminger	580,586,241	18,296,487
Jewell D. Hoover	588,798,780	10,083,948
Kevin T. Kabat	564,558,710	34,324,018
Mitchel D. Livingston, Ph.D	565,415,487	33,467,241
Hendrick G. Meijer	579,958,080	18,924,648
John J. Schiff, Jr.	572,735,771	26,146,957
Dudley S. Taft	564,601,184	34,281,544
Marsha C. Williams	585,998,175	12,884,553

2.	The proposal to amend the Fifth Third Bancorp Articles of Incorporation and Code of Regulations in order to implement a majority voting standard for uncontested elections of directors was approved by a vote of the common shareholders of 649,532,954 for, 32,446,058 against, and 2,386,895 abstain; by a vote of the Series F Preferred Shareholders of 111,264 for, 5,557 against, and 410 abstain; and by a vote of the Series G Preferred Shareholders of 15,111 for, 29 against, and 1 abstain. However, this proposal will not be implemented due to the failure of the proposal to eliminate cumulative voting in the election of directors.

3.	The proposal to amend the Fifth Third Bancorp Articles of Incorporation and Code of Regulations in order to eliminate cumulative voting in the election of directors failed to achieve the necessary votes by a vote from common shareholders of 528,527,859 for, 68,101,553 against, 2,253,294 abstain, and 85,483,212 broker non-votes; and from Series F Preferred Shareholders of 90,534 for, 11,664 against, and 390 abstain. This proposal received the necessary votes from the Series G Preferred Shareholders of 13,796 for, 82 against, 24 abstain, and 1,239 broker non-votes; however, the proposal was rejected because of the failure to achieve the necessary votes from the common shareholders and the Series F Preferred Shareholders.

4.	The proposal to amend the Code of Regulations of Fifth Third Bancorp in order to authorize the Board of Directors to further amend the Code of Regulations without shareholder consent to the extent permitted by Ohio law was approved by a vote of the common shareholders of 466,189,423 for, 131,068,720 against, 1,622,784 abstain, and 85,484,991 broker non-votes.

5.	The advisory vote on Executive compensation was approved by a vote of the common shareholders of 631,085,596 for, 49,773,810 against, and 3,506,503 abstain.

6.	The appointment of the firm Deloitte & Touche LLP to serve as the independent registered public accounting firm for the Bancorp for the year 2010 was approved by a vote of the common shareholders of 662,540,539 for, 20,594,213 against, and 1,231,166 abstain.

7.	The shareholder proposal to request the Board of Directors to adopt a policy that the Chairman of the Board of Directors shall be a director who is independent from Fifth Third failed to achieve the necessary votes by a vote of the common shareholders of 190,178,932 for, 404,981,974 against, 3,720,018 abstain, and 85,484,994 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

April 22, 2010	/s/ PAUL L. REYNOLDS
Paul L. Reynolds
Executive Vice President, Secretary and Chief Administrative Officer